House and facility lease contract

Lessor (Party A): Jiang Yanan
ID number: 370282198708257529
Lessee (Party B): Qingdao CSSC Technical Products Ltd.

According to the relevant provisions of the National Contract Law, on the basis of equality, voluntariness and mutual benefit, both parties have reached an agreement and signed a contract on the lease of house and facilities owned by Party A to Party B as follows:

I. Rental house and facilities

The house and facilities leased by Party A to Party B are located in Shuanglong Industrial Park, Huanxiu Street Office, Jimo, with a construction area of 2675 square meters.

II. House and facilities start and end dates and lease terms

1. Rental of house and facilities starts from February 1st, 2019 and ends on January 31st, 2020. The lease term is one year.
2. When the lease term expires, Party A has the right to take back the rented house and facilities, and Party B should return it as scheduled. If Party B needs to continue the lease, it should submit a written request to Party A three months before the lease term expires, and re-sign the lease contract with Party A's consent. During the contract period, if Party B terminates the use of the house and facilities within two years, it must compensate Party A for the economic loss of 200,000 yuan in one time. Party B shall not be held responsible for the termination of the contract after two years.
3. After the lease expires or is terminated midway, the house and facilities should be returned to normal use. All the infrastructure, such as houses and water and electricity, to be expanded by Party B shall not be taken away by Party A without compensation. (Such as cables, lamps, etc. Party B can take away)

III. Method of payment of rent

1. Party A and Party B agree that Party B shall pay the rent and use compensation fee to Party A every year according to the building area of the house and facilities, water,

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electricity, sewage, ground hardening, greening, firefighting and other infrastructure. i.e. the annual rental fee of the house is 2675 ㎡ x 138.70 yuan / ㎡ = 371,000 yuan, the compensation for the use of the site, water, electricity, sewage, ground hardening, greening, firefighting and other infrastructure is 371,000 yuan, in words: three hundred seventy-one thousand yuan. Party A shall issue a formal lease invoice for the house rental fee and infrastructure supporting use fee.

2. Payment methods:
   RMB 371,000 should be paid annually.
3. Payment time of various rents and royalties during the lease period
   The annual lease fee and use fee shall be paid in four times per year according to the principle of "pay first and use later". Party A shall issue a formal lease invoice of corresponding amount within one week of Party B's payment. The payment date is January 1st, April 1st, July 1st, and October 1st, of each year. On the basis of the benchmark payment time, the payment time of one month can be extended. If the payment is overdue, a late fee of 2 ‰ will be paid on the first day of the overdue payment. If the payment is overdue for one month, the contract will be terminated naturally, and relevant legal liabilities will be investigated.

IV. Other fee

During the leasing period, Party B shall bear all the costs of water, electricity and other expenses incurred in using the house and facilities, and Party A shall bear the land use tax and property tax during the use period.

V. Use requirements and maintenance responsibilities of house and facilities

1. During the leasing period, Party B shall bear all the costs of water, electricity and other expenses incurred in using the house and facilities, and Party A shall bear the land use tax and property tax during the use period.
2. During the lease, Party B shall overhaul the buildings and infrastructure such as water, electricity, traffic, and fire protection after taking over the houses and facilities and their auxiliary facilities to ensure safety. Party B shall use and take care of the house and its auxiliary facilities reasonably. If Party B's improper or unreasonable use causes the house and its auxiliary facilities to be damaged or malfunction, Party B shall be responsible for maintenance and bear relevant responsibilities. Party B refuses to repair, Party A can do the repairs on its behalf, and the cost shall be borne by Party B.
3. If Party B needs to renovate or add facilities and equipment, Party A's written consent must be obtained in advance; if it is required to be reviewed and approved by the

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relevant department, Party A can assist Party B to report to the relevant department for approval before proceeding at Party B's expense.

4. Party A needs to replace the north office windows on the first floor of the office building, which is consistent with other offices. Broken glass in the workshop needs to be replaced.

VI. Sublease and return of house and facilities

1. During the lease period, both parties A and B shall operate in accordance with the laws and regulations of the state and operate according to law.
2. During the leasing period, Party A has the right to supervise Party B to do a good job in fire protection, safety, health, etc. Party B shall bear all responsibility for accidents in production safety.
3. During the lease period, the contract of the house and facilities due to force majeure or municipal relocation cannot be performed. If there is compensation, compensation will be made on the principle of who invests and who earns. That is to say, the compensation for the original houses and facilities belongs to Party A; the reconstruction and expansion of Party B belongs to Party B.
4. During the lease period, Party B may carry out decoration according to its own experience, but in principle, it shall not damage the original house and facilities structure, and the decoration cost shall be borne by Party B; if the lease expires or terminates halfway, if Party B no longer rents, Party A shall not make any compensation.
5. During the lease period, with the consent of Party A, Party B has the right to invest its own funds to build a new building according to the needs, and no rental fee will be charged for the new building part. If the contract expires or terminates halfway, the new building will be owned by party a free of charge.
6. After the expiration of the lease term, if Party A continues to lease the house and facilities, Party B shall enjoy the priority under the same conditions; if Party A does not lease the house after the expiration of the lease term, Party B shall move as scheduled, otherwise all losses and consequences caused thereby shall be borne by Party B.

VII. Other conditions

1. Upon expiration of the lease term, if Party B terminates the contract in advance, Party B shall notify party A three months in advance and vacate the land, houses and facilities within one month.
2. During the lease period, Party A shall be responsible for making compensation for

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any loss caused by Party B's normal operation due to the ownership of Party A's house and facilities.

3. After the lease contract is signed, if the name of the company is changed, it can be signed and confirmed by both parties A and B. The original lease contract terms remain unchanged and execution continues until the contract expires.

VIII. For matters not covered in this contract, both parties shall negotiate separately to make supplementary provisions, which shall have the same effect as this agreement. In case of any conflict, the supplementary provisions shall prevail.

IX. This contract is made in quadruplicate, with each party holding two copies. The contract will come into force after being sealed and signed. All texts have the same legal effect.

Lessor (Party A): Jiang Yanan
Legal authority: Jiang Yanan

Lessee (Party B): Qingdao CSSC Technical Products Ltd.
Legal authority: Andreas Spiegler

Signing date:

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